Mercury Computer Systems, Inc.

Challenges Drive Innovation

© 2006 Mercury Computer Systems, Inc. Stock Option Exchange Program- Stock Option Exchange Program- May/June 2009 May/June 2009 Exhibit (a)(1)(F)

Mercury Computer Systems, Inc.
Challenges Drive Innovation

© 2006 Mercury Computer Systems, Inc. 2 Agenda Agenda • Equity Compensation Philosophy • Program Overview • Key Dates • Eligibility • Things To Consider • What You Need to Do • Questions and Answers

© 2006 Mercury Computer Systems, Inc. 3
Equity Compensation Philosophy
Equity Compensation Philosophy
•
Equity Compensation is a reward based on the long term
future performance of the company.
•
Equity Compensation should align the actions and
behaviors of Mercury associates with the interests of
Mercury shareholders.
•
Equity Compensation should foster a sense of ownership
among Mercury participants.
•
Equity Compensation should be cost efficient.
•
This is a voluntary program.

© 2006 Mercury Computer Systems, Inc. 4
Program Overview
Program Overview
•
Eligible associates can elect to exchange certain underwater stock options for replacement awards to be granted promptly after the close of the election period.
•
Elections to participate must be done on a grant-by-grant basis.
Grants cannot be partially exchanged.
•
Options are eligible to be exchanged if their per share exercise price is greater than the “threshold price.”
•
The “threshold price” is the greater of (1) $10.19, or (2) the closing price of our common stock reported on the Nasdaq Global Select
Market on the date the election period for the exchange program expires.
•
Options must also have time-based vesting in order to be eligible for exchange.

© 2006 Mercury Computer Systems, Inc. 5
Program Overview
Program Overview
•
All eligible options will be exchanged for shares of restricted stock in accordance with four tiered exchange ratios, each with a range of similar exercise prices.
•
If the Exercise Price of an Eligible Option  is:                The Exchange Ratio is:
$10.20 – $14.99 1.60-to-1
$15.00 – $19.99 2.75-to-1
$20.00 – $24.99 3.00-to-1
$25.00 and above 4.50-to-1
•
As an example, if you elect to exchange an eligible option grant representing the right to purchase 1,000 shares of common stock that had an exercise price of $18.00 per share, you will receive a replacement award consisting of 364 shares of restricted stock. We will not issue any fractional shares of restricted stock.
•
Restricted stock means shares of common stock that are subject to certain restrictions.

© 2006 Mercury Computer Systems, Inc. 6
Program Overview
•
Restricted stock awards consist of shares of our common stock that will be issued on the date the awards are granted.  Restricted stock awards will be subject to vesting based on continued employment for a three-year period.  Until shares of restricted stock have vested, they remain subject to (1) forfeiture upon termination of employment and (2) restrictions on transfer. If you hold shares of restricted stock, you can vote and receive dividends .
•
All replacement awards will be granted under our 2005 Stock
Incentive Plan as amended & restated and will be subject to the terms of that plan and an award agreement between you and us.

Mercury Computer Systems, Inc.
Challenges Drive Innovation

© 2006 Mercury Computer Systems, Inc. 7
Key Dates
Key Dates
Estimated Replacement Award Grant Date
Week of June 15
Election Period Ends/Expiration Date
June 11
Election Period begins
May 14
Milestone Date

Computer Systems, Inc.
MERCURY
Challenges Drive Innovation

© 2006 Mercury Computer Systems, Inc. 8
Eligibility
Eligibility
•
Employees are “eligible employees” if they are employed by Mercury on the date the election period commences and
on the date on which the tendered
options are cancelled and the replacement awards are granted.
•
Members of our Board of Directors and our six executive officers are not eligible to participate in the exchange program.
•
You must also be domiciled in the United States upon commencement of the exchange program through the date on which the tendered options are cancelled and the replacement awards are granted in order to participate.
•
In general, employees on approved leaves of absence are eligible.
•
If you submit your resignation or receive a notice of termination of your employment on or before the replacement award grant date, you will not be eligible to participate.  In these cases you will retain your outstanding options subject to their existing terms.

© 2006 Mercury Computer Systems, Inc. 9
Things To Consider
Things To Consider
•
Mercury is not able to advise you on what course of
action is right for you.
•
Participation in this program is voluntary.
•
See Questions 40-44, Risk Factors, and Section 14 of
the Offer to Exchange for a description of certain tax
consequences of the exchange program.  These
descriptions do not discuss all the tax consequences that
may be relevant to you in light of your particular
circumstances and are not intended to be applicable in
all respects to all categories of option holders.
•
You should check with your personal financial/tax advisor
prior to deciding whether to participate.

© 2006 Mercury Computer Systems, Inc. 10
What You Need to Do
What You Need to Do
•
Read all materials provided to you.
•
Review your option holdings on-line via your eTrade account.
•
Consult with your own tax advisors, including tax, financial, and legal advisors, before making any decisions regarding the exchange program.
•
If you choose to participate, complete and submit the Election Form on or before midnight “Boston Time” on the expiration date.  Follow the instructions in Appendix B of the Offer to Exchange.
•
You may change or revoke your election at any time prior to midnight
“Boston Time” on the expiration date.  Follow the instructions in Appendix B or C,
as applicable, of the Offer to Exchange.
•
Additional copies of the Offer to Exchange, the Election Form and the Notice
of Withdrawal are available at the Source, HR ONE SOURCE, 2009 Stock
Option Exchange.

© 2006 Mercury Computer Systems, Inc. 11
If You Have Questions
If You Have Questions
•
You can find the materials relating to the Stock Option Exchange
Program by going to the Source, clicking on HR ONE SOURCE, and clicking on 2009 Stock Option Exchange.
•
If you have questions that have not been answered during this presentation, please refer to the Q&A section of the Offer to Exchange.
•
You can also ask additional questions by sending an e-mail to
mcsstockoptionexchange@mc.com.